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                    UGI UTILITIES INC. AND SUBSIDIARIES
       COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
               AND PREFERRED STOCK DIVIDENDS - EXHIBIT  12(b)
                          (THOUSANDS OF DOLLARS)


                                                                                       Nine
                                           Nine Months                               Months
                                              Ended     Year Ended September 30,      Ended       Year Ended December 31,
                                            June 30,    -----------------------    September 30,  -----------------------
                                              1996        1995           1994          1993         1992           1991
                                           -----------  --------       --------    ------------   --------       --------
EARNINGS:
Earnings before income taxes                $ 77,596    $ 39,759       $ 41,244      $ 28,009     $ 43,054       $ 24,470
Interest expense                              12,050      16,632         16,482        12,664       21,913         22,600
Amortization of debt discount and expense        120         206            187           147          250            265
Interest component of rental expense           1,350       1,604          1,344           953        1,256            940
                                            --------    --------       --------      --------     --------       --------
                                            $ 91,116    $ 58,201       $ 59,257      $ 41,773     $ 66,473       $ 48,275
                                            ========    ========       ========      ========     ========       ========
COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS:
Interest expense                            $ 12,050    $ 16,632       $ 16,482      $ 12,664     $ 21,913       $ 22,600
Amortization of debt discount and expense        120         206            187           147          250            265
Allowance for funds used during
  construction (capitalized interest)            124          65            136            87           57            126
Interest component of rental expense           1,350       1,604          1,344           953        1,256            940
Preferred stock dividend requirements          2,074       2,778          1,356         2,124        2,613          2,034
Adjustment required to state preferred stock
  dividend requirements on a pretax basis      1,253       1,164          1,018         1,589        1,846          1,306
                                            --------    --------       --------      --------     --------       --------
                                            $ 16,971    $ 22,449       $ 20,523      $ 17,564     $ 27,935       $ 27,271
                                            ========    ========       ========      ========     ========       ========
Ratio of earnings to combined fixed charges
  and preferred stock dividends                 5.37        2.59           2.89          2.38         2.38           1.77
                                            ========    ========       ========      ========     ========       ========

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